Exhibit 4.22

AGREEMENT NO. DWSRF 200103-C
PROJECT LOAN AGREEMENT
BETWEEN THE STATE OF CONNECTICUT AND
UNIONVILLE WATER COMPANY
UNDER THE DRINKING WATER STATE REVOLVING FUND
(DWSRF) PROGRAM

     THIS AGREEMENT, made and concluded at Hartford, Connecticut, this 19th day of April, 2004 by and between the State of Connecticut (the “State”), acting herein by and through the Commissioner of the Department of Environmental Protection (“DEP”) and the Commissioner of the Department of Public Health (“DPH”) and Unionville Water Company (the “Recipient”), a private corporation duly organized and validly existing under the laws of the State of Connecticut, and constituting an “Eligible Public Water System” (as defined herein),

WITNESSETH, THAT

     WHEREAS, Sections 22a-475 to 483, inclusive of the Connecticut General Statutes, as amended (the “Act”) provide that the State may make loans to municipalities or Eligible Public Water Systems to finance the planning, design, development, construction, repair, extension, improvement, remodeling, alteration, rehabilitation, reconstruction or acquisition of “Public Water Systems” (as defined below);

     WHEREAS, the Recipient has applied for a Project Loan from the State to finance the design and planning phase and/or the development, construction, repair, extension, improvement, remodeling, alteration, rehabilitation, reconstruction or acquisition of the Public Water System.

     NOW THEREFORE, KNOW YE THAT:

     THE STATE AND THE RECIPIENT MUTUALLY AGREE:

Section I. Definitions

     Section 1.1. For the purposes of this Agreement, the following words and terms shall have the respective meanings set forth as follows:

     “Account” means the account established by the Recipient in the Tax Exempt Bond Fund as required by Section 4.4 hereof.

     “Advance” means each disbursement of Project Loan proceeds as set forth in Section 4.4 hereof.

     “Audit” means an accounting and certification of all Eligible Project Costs incurred in accordance with the approved plans and specifications pursuant to Section 7.6 of this Agreement.

     “Bonds” means any obligation issued by the State, the proceeds of which are used to fund the Project Loan from the State to the Recipient.

     “Clean Water Fund” means the fund created under Section 22a-477 of the Act.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “The Commissioner of DEP” means the Commissioner of The Department of Environmental Protection of the State.

     “The Commissioner of DPH” means the Commissioner of the Department of Public Health of the State.

     “Continuing Disclosure Agreement” means a Continuing Disclosure Agreement from the Recipient, entered into in connection with the issuance of the Bonds, relating to the Recipient’s obligations under the Rule, if required to be delivered by the State pursuant to Section 7.11 hereof, substantially in the form attached hereto as Exhibit I.

     “Debt Service Reserve Fund” means the account held by State Street Bank and Trust Company, as agent of the State, required to be funded by the Recipient in accordance with Section 6.9 hereof.

     “DWSRF” means the Drinking Water Federal Revolving Loan Account created as an account in the Clean Water Fund of the State pursuant to the Act.

     “DPUC” means the Department of Public Utility Control of the State.

     “Eligible Loan Amount” means Eligible Project Costs.

     “Eligible Project Costs” means the total costs of the Project determined by the Commissioner of DEP and the Commissioner of DPH to be necessary and reasonable, minus Funds From Other Sources. The Eligible Project Costs shall include the payment or reimbursement of the costs of all labor, materials, machinery and equipment, lands, property rights and easements, interest on Interim Funding Obligations, Project Loan Obligations and bond anticipation notes, including the costs of issuance thereof, plans and specifications, surveys or estimates of costs and revenues, engineering and legal services, auditing and administrative expenses, and all other expenses approved by the Commissioner of DEP and the Commissioner of DPH, which are incident to all or part of the Project. Eligible Project Costs do not include the payment or reimbursement of the costs of : (1) purchase of lands, property rights and easements to the extent that such purchase(s) are not integral to the Project and are not otherwise consistent with the objectives of the Federal Act; (2) any labor associated with monitoring, operation and maintenance; and (3) any expense that is not eligible for funding under the Federal Act.

     “Eligible Public Water System” means a water company, as defined in Connecticut General Statutes Section 25-32a, provided such water company serves at least fifteen service connections used by year-round residents or regularly serves at least twenty-five year round residents. An eligible public water system also includes nonprofit noncommunity water systems (as such term is defined under federal law) and to the extent permitted by federal law, recipients of assistance for projects that will result in the creation of a community water system (as such term is defined under federal law).

     “Event of Default” means an event of default specified in Section 9.1 of this Agreement.

     “Federal Act” means the Federal Safe Drinking Water Act, as amended.

     “Funds From Other Sources” means amounts contributed by the Recipient from any source whatsoever other than the DWSRF for the purpose of paying the Recipient’s share of Total Project Costs. For purposes of this definition, “paying” shall mean expenditures by the Recipient for the purchase of goods, materials and services utilized in planning, designing and constructing the Project, and specifically excludes any repayments made pursuant to a Project Loan or a Project Loan Obligation.

     “Interim Funding Obligation” means a note or other obligation delivered by the Recipient in anticipation of a Project Loan Obligation in substantially the form as Exhibit II to this Agreement.

     “Program Income” means any investment income accrued on any Advance of the Project Loan during the period it is deposited in the Recipient’s Account established within the Tax Exempt Bond Fund.

     “Project” means the planning, design, development, construction, repair, extension, improvement, remodeling, alteration, rehabilitation, reconstruction or acquisition of the Public Water System by the Recipient as described in Section 2.1 of this Agreement.

     “Project Loan” means the loan in the amount set forth in Section 2.2 of this Agreement from the DWSRF of the State made to the Recipient pursuant to Section 4.1 of this Agreement to finance a portion of the Eligible Project Costs.

     “Project Loan Obligation” means a note or other obligation issued by the Recipient to evidence the permanent financing of the Project Loan in substantially the form of Exhibit III to this Agreement.

     “Public Water System” means a system for the provision to the public of water for human consumption through pipes or other constructed conveyances, serving at least fifteen service connections or twenty-five or more persons year round and nonprofit noncommunity water systems and otherwise as defined for purposes of the Federal Act, as amended or superseded.

     “Rule” means Rule 15c2-12 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     “Scheduled Completion Date” means May 15, 2003 or such earlier date should the Project be completed sooner than anticipated or such later date as the Commissioner of DEP and the Commissioner of DPH may otherwise determine, provided however, in no event shall such date be later than the date of completion of the Project.

     “Security Agreement” means a security agreement, if required by and as described in this Agreement, from the Recipient to the State securing the Recipient’s obligations under this Agreement, the Interim Funding Obligation and the Project Loan Obligation. For the purposes of this Agreement, the term “Security Agreement” means that certain Collateral Assignment of Water Service Charges and Right to Receive Water Service Expense Assessments and Security Agreement, dated as of the June 3, 2004, between the State and the Recipient.

     “Tax Exempt Bond Fund” means the Tax Exempt Proceeds Fund Inc., created pursuant to Connecticut General Statutes Section 3-24a, as amended, currently managed by Reich & Tang L.P. 600 Fifth Avenue, New York, NY 10020, and administered through the Office of the Treasurer of the State. As set forth in Section 4.4 hereof, each Recipient must have an Account within the Tax Exempt Bond Fund to receive funding from the DWSRF.

     “Total Project Costs” means the total costs paid or incurred by the Recipient for the Project, including but not limited to Eligible Project Costs.

Section II. The Project

     Section 2.1. Project Description. The Project, the water main interconnection with MDC, shall consist of the installation of approximately 7,800 feet of water main, meter pit and appurtenances from the terminus of the MDC system at Farmington Avenue to Unionville Water Company’s water system at Colton Street, Farmington.

     Section 2.2 Costs of Project. The amount of the estimated Total Project Costs and Eligible Project Costs and sources of payment for such costs are set forth below:

Total Project Costs:	$1,850,000.00
Less Funds From Other Sources:	$50,000.00
Eligible Project Costs:	$1,800,000.00
Project Loan:	$1,800,000.00

(See attached Project Budget, attached as Exhibit IV hereto, for complete breakdown of estimated Total Project Costs.)

Section III. [RESERVED]

Section IV. The Loan

     Section 4.1. The Loan Commitment. Subject to the terms and conditions of this Agreement, the State agrees to lend to the Recipient, and the Recipient agrees to borrow from the State, an amount not to exceed the Project Loan amount as set forth in Section 2.2 hereof. The amount of the Project Loan shall equal the Eligible Project Costs. The Recipient’s obligation to repay the Project Loan shall be a general obligation of the Recipient issued on a parity basis with any outstanding senior indebtedness of the Recipient, except as otherwise provided in this Agreement. The Recipient shall provide as Exhibit V hereto a list of any outstanding senior indebtedness of the Recipient including outstanding balances, if any, which would take priority over the Recipient’s obligation to repay the Project Loan to the State. The Recipient shall issue a note or other obligation evidencing its obligation to repay the Project Loan to the State in the form specified in Exhibit II and /or Exhibit III hereto. The State’s obligation to make the Project Loan shall terminate 30 days from the date of this Agreement, unless the conditions precedent to funding the Project Loan set forth in Section 6.1 of this Agreement are satisfied by that date.

     Section 4.2. Increase in Loan Commitment.

     (a) Subject to the terms and conditions of this Agreement and the approval of the State Bond Commission and to the extent permitted by federal law, the State shall increase the amount of the Project Loan to the Recipient upon written evidence from the Recipient to the State that the actual amount of Eligible Project Costs exceeds the estimated Eligible Project Costs set forth in Section 2.2 of this Agreement. The revised amount of the Project Loan shall be calculated in the same manner as provided in Sections 2.2 and 4.1 hereof.

     (b) Upon the approval of the State to increase the amount of the Project Loan pursuant to this section, Section 2.2 of this Agreement shall be amended in writing signed by the Commissioner of DEP and the Commissioner of DPH and the Recipient to reflect such an increase in the Project Loan.

     Section 4.3. The Interim Funding Obligations and Project Loan.

     (a) The Recipient will execute and deliver one or more Project Loan Obligations to evidence its obligation to repay the Project Loan, in the form specified in Section 6.1 hereof. In anticipation of the issuance of any Project Loan Obligation, the Recipient will execute and deliver one or more Interim Funding Obligations, in the form specified in Section 6.1 hereof, under which the Recipient may draw up to the amount of the Project Loan as set forth in Section 2.2 of this Agreement. Such draws shall be made in accordance with Section 4.4 of this Agreement. Any increase in the amount of the Project Loan as provided in Sections 4.1 and 4.2(a) of this Agreement shall be evidenced by the execution and delivery by the Recipient of an additional or amended

Interim Funding Obligation or Project Loan Obligation evidencing such increase. Each Interim Funding Obligation shall mature no later than six months following the Scheduled Completion Date, shall bear interest at the rate of 3.56%     per annum on the unpaid principal balance of each Project Loan Advance from the date of each such Project Loan Advance, shall be payable as to principal and interest on maturity, shall be dated and shall contain such terms and conditions as are required by law. Any Interim Funding Obligation may be renewed when due by the issuance of an Interim Funding Obligation in an amount sufficient to refund the principal due on the prior Interim Funding Obligation and to provide that the unpaid interest on all prior Project Loan Advances shall continue to accrue from the date of each such prior Project Loan Advance.

     (b) Within six months of the Scheduled Completion Date, the Recipient will execute and deliver a Project Loan Obligation which shall be dated no later than the date of such delivery. The amount of the Project Loan Obligation shall not be less than the total of all Project Loan Advances made by the Scheduled Completion Date and accrued interest thereon, minus any amounts repaid to the State. The Project Loan Obligation shall bear interest at the rate of 3.56% per annum on the unpaid principal balance and shall be payable as to principal and interest as provided in Section 4.5(a) hereof. The execution and delivery of the Project Loan Obligation will constitute a refunding of the Interim Funding Obligation and accrued interest thereon and the Project Loan Obligation shall be issued in an amount which does not exceed the Project Loan as set forth in Sections 2.2 and 4.1 hereof. Subsequent to the issuance and delivery of the Project Loan Obligation, the Recipient may issue and refund additional Interim Funding Obligations under which it may draw any undisbursed Project Loan amounts in accordance with Section 4.4 and 7.6 of this Agreement. Any such Interim Funding Obligation may be refunded, and any increase in the Project Loan may be funded, by the issuance and delivery of a subsequent Project Loan Obligation.

     (c) Interest on any Interim Funding Obligation and the Project Loan Obligation shall be computed on the basis of a year of 360 days and twelve 30-day months.

     Section 4.4. Disbursement of Project Loan Proceeds. Prior to any disbursements, the Recipient must establish an Account with the Tax Exempt Bond Fund. The Account is the sole instrument by which the Recipient will receive its Project Loan proceeds from the State. Proceeds of the Project Loan shall be disbursed as an Advance and wired by the State to the Account upon the written request thereof, in substantially the form as Exhibit VI attached hereto and made a part hereof, from the Recipient to DEP on behalf of the State accompanied by evidence that such amounts have been incurred by or on behalf of the Recipient for the payment of Total Project Costs. Each such request from the Recipient shall indicate (a) the total amount of the costs incurred for the Project which have not been included in any prior Advance request and, if applicable, with evidence that such costs have been paid to the appropriate third parties, (b) the total amount of such costs which are Eligible Project Costs, and (c) the amount of the Project Loan Advance. Provided the Recipient submits such request and evidence on or before noon of the second business day of the month, the State agrees that it shall wire payment of the Project Loan Advance up to the amount determined by the Commissioner of DPH and the Commissioner of DEP to be an Eligible Project Cost, to the Account by the thirteenth business day of such month. Upon receipt of the Project Loan Advance up to the amount determined by the Commissioner of DPH and the Commissioner of DEP to be an Eligible Project Cost, if such costs have not already been paid by the Recipient, the

Recipient shall immediately disburse such Advance to the appropriate third party and shall present the State with evidence of such payment by the end of the next business day. Each time a deposit is made to the Account, the Recipient will receive a deposit notice from the Tax Exempt Bond Fund evidencing the Account and the amount of the deposit. As soon as feasible following the disbursement of each Advance, the State shall send to the Recipient a spreadsheet evidencing as of the date of each Advance, the date and amount of each Project Loan Advance, the date and amount of principal repaid by the Recipient on all Project Loan Advances, the principal balance remaining unpaid by the Recipient on all Project Loan Advances, and the interest accrued on all Project Loan Advances. Such spreadsheet shall be shared with DPH on a regular basis and will constitute the endorsement to Schedule 1 of the Interim Funding Obligation.

     Section 4.5. Required Repayment of Obligations.

     (a) Except as otherwise provided herein and in the Act with respect to the Interim Funding Obligation, the Recipient shall repay each Project Loan Obligation (i) in monthly installments commencing not later than one month after the Scheduled Completion Date, or (ii) in one single installment representing 1/20 of total principal, not later than one year from the Scheduled Completion Date and monthly installments thereafter, provided, however, the last installment of principal on any Project Loan Obligation shall be payable not later than twenty (20) years from the Scheduled Completion Date. Interest on each Project Loan Obligation shall be paid in arrears on each principal repayment date. Monthly installments of principal may be substantially equal or may be in amounts which substantially equalize the aggregate amount of principal and interest due on each monthly installment due date, except that on the first repayment date all accrued interest shall be paid.

     (b) If any Audit required pursuant to Section 7.6 hereof reveals that the actual Eligible Project Costs are less than the amount set forth in Section 2.2, the Recipient shall, as soon as practicable, but not less than 90 days after the State notifies the Recipient in writing of the results of the Audit, repay the difference between the Project Loan received and the Project Loan it would have received if the audited Eligible Project Cost figure had been used to calculate the Project Loan. Any such repayment shall be applied first to reduce the outstanding amount of any Interim Funding Obligations and second to repayment of any Project Loan Obligation in the manner described in Section 4.6 hereof.

     Section 4.6. Optional Prepayment of Principal.

     (a) The Recipient may, at any time, and from time to time, prepay any Interim Funding Obligation in whole or in part in any amount, together with accrued interest to the date of such prepayment on the principal amount prepaid. Prepayments shall be applied against Project Loan Advances which have been outstanding the longest.

     (b) The Recipient may, at any time, and from time to time, prepay any Project Loan Obligation in whole or in part, together with accrued interest to the date of such prepayment on the amount prepaid. Prepayments shall be applied to the principal of the Project Loan Obligation in the inverse order of maturity of the installments of principal due thereon or in such other order as may be acceptable to the Recipient and the State.

     Section 4.7. Method of Payments. All payments of principal and interest on any Interim Funding Obligation or any Project Loan Obligation shall be made by the Recipient by check or draft, or by wire transfer, with Agreement No. DWSRF 200103-C noted thereon payable to the Treasurer, State of Connecticut at: State of Connecticut, Office of the Treasurer, 55 Elm Street, Hartford, Connecticut 06106, Attn: DWSRF Financial Administrator or to such other place as the State shall designate in writing to the Recipient.

     Section 4.8. Delivery of Security Agreement. Concurrently with the delivery of each Interim Funding Obligation and the Project Loan Obligation, if required pursuant to Section 6.1 hereof, the Recipient will execute and deliver to the State the Security Agreement in the form specified in Section 6.1 hereof granting to the State a Security Agreement and security interest on the Project and/or other assets of the Recipient, as specified in Section 6.1 hereof. Except as otherwise provided in Section 6.1 hereof, the Security Agreement shall grant to the State a lien and security interest on the property covered thereby on a parity basis with the outstanding senior indebtedness identified on Exhibit V.

     Section 4.9. No Defense or Set-Off. The obligations of the Recipient to make payments on the Interim Funding Obligations and the Project Loan Obligation shall be absolute and unconditional without defense or set-off by reason of any default by the State under this Agreement or under any other agreement between the Recipient and the State or for any other reason, including without limitation, destruction of or damage to the Project, condemnation of the Project, commercial frustration of purpose or any other dispute with the State or failure of the State to pay the Recipient amounts which may be due to the Recipient other than under this Agreement. It is the intention of the parties hereto that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.

Section V. Representations and Warranties

     The Recipient hereby makes the following representations and warranties to the State as of the date hereof, which representations and warranties will survive the delivery of the Interim Funding Obligations and the Project Loan Obligation and the making of the Project Loan.

     Section 5.1. Existence and Power. The Recipient is, and, except as provided in Section 7.4 hereof, will continue to be, a corporation duly organized and validly existing under the laws of the State of Connecticut and qualified to do business in the State, and has the corporate power and authority to execute and deliver this Agreement and, if applicable, to execute and deliver the Interim Funding Obligation, the Project Loan Obligation, and the Security Agreement and to perform its obligations hereunder and thereunder.

     Section 5.2. Authority; Regulatory Approvals. The execution and delivery by the Recipient of this Agreement and, if applicable, the Interim Funding Obligation, the Project Loan Obligation,

and the Security Agreement have been duly authorized by the Recipient in conformity with all applicable laws, its articles of incorporation and bylaws, and all corporate proceedings or authorizations for the execution and delivery of this Agreement and, if applicable, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement remain in full force and effect and have not been modified or otherwise revised which would negate the Recipient’s ability to conform with this Agreement and to perform any of its obligations under this Agreement, the Interim Funding Obligation, the Project Loan Obligation, and the Security Agreement. The Recipient has received, or will receive prior to any Advance hereunder, all required federal and/or State regulatory approvals and consents necessary for the Recipient to enter into and, deliver and perform this Agreement and, if applicable, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement, including appropriate approvals or pending and/or actual orders from DPH and/or DPUC, if required.

     Section 5.3. Validity. This Agreement is, and, if applicable, each of the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement, upon the execution and delivery hereof and thereof and the disbursement of an Advance of the Project Loan, will be, the legal, valid, and binding obligation of the Recipient enforceable against it in accordance with their respective terms.

     Section 5.4. Litigation. No litigation of any nature is now pending or, to the best of the Recipient’s knowledge, threatened which would restrain or enjoin the execution or delivery of this Agreement and, if applicable, the Interim Funding Obligation, the Project Loan Obligation, and the Security Agreement, the payment of interest or principal hereunder or thereunder, the collection of rates and charges or other amounts to pay the same or in any manner questioning the Recipient’s ability to undertake the Project or its authority for the execution or delivery of, and performance of its obligations under, this Agreement and, if applicable, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement or affecting the validity hereof and thereof.

     Section 5.5. Events of Default. No Event of Default specified in Section 9.1 hereof, and no event which with the lapse of time or the giving of notice or both would become an Event of Default, has occurred and is continuing. The execution, delivery and performance by the Recipient of this Agreement, the undertaking by the Recipient of the Project and the execution and delivery by the Recipient of the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement will not result in an event of default, or an event which with the lapse of time or the giving of notice or both would become such an event of default, under any contract, agreement, security agreement or other obligation to which the Recipient is a party or which affects any material properties or assets of the Recipient.

     Section 5.6. Expenditure of Project Loan by Recipient. The Recipient reasonably expects to complete the Project on or prior to the Scheduled Completion Date and agrees that all monies received by the Recipient from the Project Loan will be expended to pay the costs of the Project.

     Section 5.7. (a) Priority of Security Agreement. If applicable, and except as otherwise provided herein, the lien and security interest granted under the Security Agreement shall be a lien on the property subject thereto on a parity basis with the outstanding senior indebtedness identified on Exhibit V.

     Section 5.8 The Provisions of Financial Information. Complete and accurate copies of the Recipient’s most recent financial statements as of the date of this Agreement have been delivered to the State. All financial statements were prepared in all material respects in conformity with generally accepted accounting principles, except as otherwise noted therein, and fairly represent in all material respects the respective consolidated financial position and the consolidated results of operations and cash flows for each of the periods covered thereby of the Recipient at the respective dates thereof. Since the date of the most recent financial statement, both audited and unaudited, there has occurred no event with respect to the Recipient which has resulted, or is reasonably likely to result, in a material adverse effect upon the financial condition, operations or assets of the Recipient. The Recipient agrees to provide financial statements at least in substantially the same form each fiscal year, as described in Section 7.13, until the loans under this Agreement are repaid in full.

Section VI. Conditions Precedent

     The obligation of the State to make the Project Loan is subject to the following conditions precedent.

     Section 6.1. Conditions Precedent to the Obligations of the State. Prior to making the Project Loan, the Recipient shall deliver to the State, if applicable, the following:

     (a) plans and specifications prepared for the Project (if the Project is a construction project), approved by the Commissioner of DPH, and with the concurrence of DPUC, and with approval of the Commissioner of DEP for consistency with financial requirements of the Connecticut General Statues and regulations and resolutions thereto;

     (b) written assurance, satisfactory to the Commissioner of DEP and the Commissioner of DPH, that the Recipient will undertake and complete the Project with due diligence;

     (c) written assurance satisfactory to the Commissioner of DEP and the Commissioner of DPH that the Recipient will own the Project and will operate and maintain the Project for a period and in a manner satisfactory to DEP and DPH (if the Project is a construction project) after completion of the Project;

     (d) all applications and other documents and information required by the Commissioner of DEP, the Commissioner of DPH and DPUC;

     (e) evidence that all Recipients are legally required to complete their respective portions of such Project (if the Project is to be owned or maintained by more than one Recipient);

     (f) evidence that the Recipient has established the Account required by Section 4.4 hereof;

     (g) evidence that the Recipient has available to it or has made arrangements satisfactory to the Commissioner of DEP and the Commissioner of DPH to obtain any applicable Funds From Other Sources referred to in Section 2.2 hereof to pay that portion of all Total Project Costs for which it is legally obligated and which are not met by the Project Loan;

     (h) written assurance to the Commissioner of DEP, the Commissioner of DPH and DPUC that the Recipient has adequate legal, institutional, technical, managerial and financial capability to ensure compliance with the requirements of applicable federal law, except to the extent otherwise permitted by federal law;

     (i) written assurance that the Recipient will comply with the Audit requirements of Section 7.6 of this Agreement;

     (j) A Security Agreement, in a form satisfactory to the State, covering all water service charges, fees, fines and other assessments levied against the members of the Recipient and such other income, accounts and/or collateral satisfactory to the State which shall be on a parity with the senior obligation identified on Exhibit V.

     (k) evidence that the Recipient is in compliance with the requirements of the Act, the Federal Act and all other applicable State and federal laws and regulations pertaining to the Project, including, but not limited to, the outstanding submittals identified in Exhibit VII to this Agreement; and

     (l) establishment of the account for the Debt Service Reserve Fund as required by Section 6.9 hereof.

     The execution and delivery of this Agreement by the Recipient to the State constitute the written assurances required by clauses (b), (c), (h) and (i) above. The forms of the Interim Funding Obligation and Project Loan Obligation to be delivered by the Recipient shall be as specified in this Agreement and in the forms of such Obligations attached hereto as Exhibits II and III.

     Section 6.2. Evidence of Corporate Action. Prior to the making of the Project Loan, the Recipient shall deliver to the State evidence of all corporate action taken by the Recipient to authorize the execution and delivery of this Agreement and, if applicable, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement and the borrowing hereunder, certified by an authorized officer of the Recipient, and such other papers and documents as the Commissioner of DEP and the Commissioner of DPH may reasonably request, including evidence that the Recipient has received all required regulatory approvals.

     Section 6.3. Opinion of Counsel. Prior to the disbursement of the initial Project Loan Advance pursuant to each Interim Funding Obligation and prior to the delivery of any Project Loan Obligation, the Recipient shall deliver to the State a written opinion from counsel for the Recipient, satisfactory to the State, substantially in the form of Exhibit VIII hereto, to the effect that (a) the execution, delivery and performance by the Recipient of this Agreement and, as applicable, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement have been duly authorized by all necessary corporate action, (b) this Agreement and, if applicable, the Security Agreement constitute a legal, valid and binding obligation of the Recipient enforceable against it in accordance with their respective terms, (c) as applicable, the Interim Funding Obligation and the Project Loan Obligation, when executed and delivered and upon disbursement of an Advance of the Project Loan, will constitute a legal, valid and binding obligation of the Recipient enforceable against it in accordance with their respective terms, and (d) the Recipient has received all required regulatory approvals.

     Section 6.4. Reserved

     Section 6.5. Officer’s Certificate. Prior to the delivery of each Interim Funding Obligation and Project Loan Obligation, the State shall have received from the Recipient a certificate of a duly authorized officer confirming the representations set forth herein as if made on the date of such certificate, substantially in the form of Exhibit IX to this Agreement and each of such representations shall have been deemed to have been confirmed on the date of each Advance.

     Section 6.6. No Event of Default. Prior to the delivery of each Interim Funding Obligation and Project Loan Obligation and the payment of any Advance, no Event of Default and no event which with the lapse of time or the giving of notice or both would become such an Event of Default, shall have occurred and be continuing.

     Section 6.7. Insurance. Prior to making the Project Loan, the Recipient shall have provided evidence that it has in force such insurance, including, but not limited to, general liability insurance, property and casualty insurance, flood insurance, key man insurance, disability insurance, and builders risk insurance, if applicable, in sufficient amounts to protect its interests in the Project and otherwise in such amounts and with such coverage as is customary with companies in the same or similar business and as may be reasonably satisfactory to the State. The Recipient shall pay when due the premiums thereon in order to maintain such insurance in full force and effect. The Recipient will provide written evidence that each policy required to be maintained by the Recipient hereunder shall provide thirty (30) days’ written minimum cancellation notice to the State.

     Section 6.8. Compliance with Federal and State Requirements. The Recipient shall at all times comply with all applicable federal and State laws and regulations pertaining to the Project. The Recipient agrees to comply with the regulations adopted pursuant to Section 22a-482 of the Connecticut General Statutes, as amended, and to comply with all provisions thereof except as may be waived by the Commissioner of DEP and the Commissioner of DPH.

     Section 6.9 Obligation to Fund Debt Service Reserve Fund. The Recipient shall be obligated to deposit with U.S. Bank National Association, as agent of the State, or with another bank or financial institution satisfactory to the State, in an amount of money equal to the maximum annual debt service obligation scheduled to be due with respect to the Project Loan in any year subsequent to the year in which the 1/20th principal payment of Section 4.5(a) is due and payable. Such amount shall be funded from sources other than proceeds of the Project Loan and shall be held in the Debt Service Reserve Fund for the benefit of the Recipient but pledged to the State to secure the Recipient’s obligation to pay amounts due with respect to the Project Loan. The Recipient agrees to pay $4,726.35 on each debt service payment date to the Debt Service Reserve Fund, until the Debt Service Reserve Fund contains the maximum annual debt service amount, said amount constituting a 24 month funding schedule. Failure to make the foregoing monthly payment to the Debt Service Reserve Fund shall be an Event of Default. The State shall be entitled to draw amounts from the Debt Service Reserve Fund, any time and from time to time, in the event that an Event of Default under Section 9.1 hereof shall have occurred. Such amounts so drawn shall be applied to pay amounts due and unpaid under the Project Loan from the Recipient (including amounts then due and payable pursuant to exercise of remedies under Section 9.2 hereof). Prior to the occurrence of an Event of Default, amounts on deposit in the Debt Service Reserve Fund may be invested for the benefit of the Recipient in such obligations and securities as shall be determined by the Recipient and agreed to by the State. The Recipient shall be obligated to maintain the amount on deposit in the Debt Service Reserve Fund at the required level and shall be obligated to promptly restore any amount withdrawn by the State or to restore any investment losses accrued to the Debt Service Reserve Fund. Amounts held in the Debt Service Reserve Fund in excess of the amount required hereunder shall, at the direction of the Recipient, (i) be applied to pay amounts then due and payable under the Interim Funding Obligation or the Project Loan Obligation or (ii) not more than once every six months, be disbursed to the Recipient. If at any time the amount on deposit in the Debt Service Reserve Fund is equal to the amount then due and payable with respect to the Project Loan, the Recipient or the State may direct that such amount shall be applied to prepay the Project Loan in full. The Recipient may provide a surety bond or other security instrument in lieu of a cash deposit, from a provider and upon terms satisfactory to the State, in the amount required to be on deposit in the Debt Service Reserve Fund.

Section VII. Agreements of The Recipient

     Section 7.1. Construction. The Recipient will undertake and complete the Project in accordance with the final plans and specifications developed and approved by the Commissioner of DEP and the Commissioner of DPH, no later than the Scheduled Completion Date, unless such date is otherwise extended by the Commissioner of DEP and the Commissioner of DPH.

     Section 7.2. Inspection of Project By State. The Recipient shall allow the State, the DEP and the DPH and any of their officers, agents or employees to come onto its property from time to time for the purpose of monitoring progress of the Project.

     Section 7.3. Maintenance of Project. Subject to section 7.4 hereof, the Recipient will operate and maintain the Project properly after completion of construction, will own such Project and will comply with all existing statutes, rules and regulations applicable to the operation of the Project for the design life of the Project. Notwithstanding Section 10.5 of this Agreement, the covenant contained in this Section 7.3 shall survive the making of the Project Loan and payment in full of the Interim Funding Obligation and the Project Loan Obligation for the design life of the Project.

     Section 7.4. Maintenance of Corporate Existence. Until payment in full of the Interim Funding Obligation and Project Loan Obligation, the Recipient shall maintain its existence as a corporation validly existing and duly qualified to do business under the laws of the State; provided, however, that the Recipient may dissolve or otherwise dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or entity or permit another corporation or entity to consolidate or merge into it, so long as: (i) the surviving, resulting or transferee corporation or entity, if other than the Recipient, is qualified to do business under the laws of the State and assumes all of the Recipient’s obligations under this Agreement and, as applicable, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement; (ii) all applicable regulatory approvals of DPH and DPUC, as applicable, have been obtained; (iii) the Commissioner of DEP and the Commissioner of DPH have consented to such transaction; and (iv) the net worth of such surviving corporation or entity is not less than the net worth of the Recipient immediately prior to such transaction.

     Section 7.5. Use of Proceeds.

     (a) The Recipient will use the proceeds of the Project Loan solely to pay, or reimburse itself for paying, Eligible Project Costs. The Recipient shall promptly disburse the proceeds of such Project Loan after it receives notice that such proceeds have been deposited in the Recipient’s Account.

     (b) The amount of any Program Income accumulated in the Account by the Recipient shall be treated as DWSRF money which the Recipient shall pay to the State upon demand and which may be used by the State at its own discretion to fund any DWSRF project.

     Section 7.6. Completion of Project; Audit.

     (a) Prior to the Scheduled Completion Date and the issuance of a Project Loan Obligation, the Recipient shall engage an independent public accountant to prepare and deliver to the State an Audit and statement of the Project. The Audit shall be undertaken at the expense of the Recipient but may be considered an Eligible Project Cost, shall be performed in accordance with generally accepted auditing standards and shall identify any expenditures made by the Recipient that are not in compliance with terms of this Agreement. The statement shall describe Eligible Project Costs by category which have not yet been paid and an estimate of their amounts and their anticipated date of payment. Such costs shall include any known or anticipated claims, even if the amount cannot be reasonably ascertained, and a description of each claim, the possible amounts of each claim, possible payment dates, and the anticipated means of resolving each claim.

     (b) The Audit shall be submitted to the State no later than 90 days after the Scheduled Completion Date. Within 60 days after such submission, the State shall review the Audit and inform the Recipient of the amount of the projected Project Loan Obligation, and any accrued interest on any outstanding Interim Funding Obligation. This interest, unless paid by the Recipient from other funds of the Recipient, will be advanced as part of the Project Loan Obligation. No additional amount so advanced shall cause the Project Loan to be exceeded. The Project Loan Obligation may be issued prior to the completion of the Audit in an amount agreed to by the State and the Recipient.

     (c) Any Eligible Project Costs (i) which can be reasonably estimated, (ii) which are scheduled for disbursement within one year from the Scheduled Completion Date and (iii) which have not been advanced to pay costs of the Project, but will not cause the amount of the Project Loan to be exceeded, may be included in the Project Loan Obligation, and advanced to the Recipient, upon such conditions as the State shall impose, and held by the Recipient and applied as provided in Sections 4.4 and 7.5 hereof, except that the Recipient shall disburse proceeds from the Account only and promptly after it has completed a request (similar to a request for an Advance as provided in Section 4.4) and received approval of such request from the State.

     (d) Any Eligible Project Costs which are not funded by the Project Loan Obligation may be funded by a subsequent Interim Funding Obligation or Project Loan Obligation, provided that no such Interim Funding Obligation or Project Loan Obligation or Advance shall cause the aggregate amount of Project Loan Advances to exceed the Project Loan. The Commissioner of DEP and the Commissioner of DPH shall establish a new Scheduled Completion Date for the portion of the Project related to such Eligible Project Costs. Any other Eligible Project Costs not funded hereunder may be funded under subsection (e) below.

     (e) Any Eligible Project Costs which would cause the amount of the Project Loan to be exceeded may be funded through the execution of a new Project Loan Agreement and the delivery of a new Interim Funding Obligation or a new Project Loan Obligation, as the case may be, to the extent permitted by federal law and after approval by the State Bond Commission as provided in Section 4.2, if required. The Commissioner of DEP and the Commissioner of DPH shall establish a new Scheduled Completion Date for the portion of the Project related to such Eligible Project Costs. The State may require that any such subsequent Interim Funding Obligation be permanently funded by the issuance of a new Project Loan Obligation issued no later than six months after the new Scheduled Completion Date.

     (f) Notwithstanding any section of this Agreement to the contrary, the term of any Project Loan Obligation issued in accordance with subsections (d) and (e) of Section 7.6 hereof shall not exceed twenty (20) years from the original Scheduled Completion Date contained in the first Project Loan Agreement. Repayment of principal and interest on any such Project Loan Obligation shall commence within one month from the date of issue of the Project Loan Obligation. In any case where any subsequent Project Loan Obligation has been issued pursuant to subsections (d) and (e) of this Section 7.6, the Recipient agrees to cause to be prepared and delivered to the State a supplemental Audit in the same manner as provided in subsections (a) and (b) above on or before the issuance of such subsequent Project Loan Obligations and, except as provided in this subsection, all the provisions of subsections (a), (b), (c), (d), and (e) above shall be followed in connection with the issuance of any such Project Loan Obligation.

     (g) The Recipient further agrees that the auditors of Public Accounts of the State, appointed pursuant to Section 2-89 of the Connecticut General Statutes, shall have access to all records and accounts of the Recipient concerning the Project and that it shall maintain project accounts in accordance with generally accepted accounting principles. To provide such access the Recipient agrees that it shall preserve all of its records and accounts concerning the Project for a period of three (3) years after the Audit required under Section 7.6 of this Agreement is delivered to the State.

     Section 7.7. Tax Compliance. The Recipient agrees and covenants that it shall at all times do and perform all acts and things reasonably requested by the State to ensure that interest paid on the Bonds (if issued on a basis which permits the exclusion from gross income of interest thereon for purposes of federal income taxation) shall, for purposes of federal income taxation, be excludable from the gross income of the recipients thereof under the Code. The State and the Recipient acknowledge that the Recipient is a private for profit corporation, which owns and operates the Project and related facilities, and is engaged in the sale of water. It is not the intent of this section to effect the Recipient’s status, ownership or operations.

     Section 7.8. Nondiscrimination. PURSUANT TO PROVISIONS OF CONNECTICUT GENERAL STATUTES SEC. 4a-60 and 4a-60a.

     (a) Every contract to which the State or any political subdivision of the State other than a municipality is a party shall contain the following provisions: (1) The contractor agrees and warrants that in the performance of the contract such contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation or physical disability, including, but not limited to, blindness, unless it is shown by such contractor that such disability prevents performance of the work involved, in any manner prohibited by the laws of the United States or of the state of Connecticut. The contractor further agrees to take affirmative action to insure that applicants with job-related qualifications are employed and that employees are treated when employed without regard to their race, color, religious creed, age, marital status, national origin, ancestry, sex, mental retardation, or physical disability, including, but not limited to, blindness, unless it is shown by such contractor that such disability prevents performance of the work involved; (2) the contractor agrees, in all solicitations or advertisements for employees placed by or on behalf of the contractor, to state that it is an “affirmative action-equal opportunity employer” in accordance with regulations adopted by the commission; (3) the contractor agrees to provide each labor union or representative of workers with which such contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such contractor has a contract or understanding, a notice to be provided by the commission, advising the labor union or worker’s representative of the contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (4) the contractor agrees to comply with each provision of this section and Conn. Gen. Stat. Sections 46a-68e and 46a-68f and with each regulation or relevant order issued by said commission pursuant to Conn. Gen. Stat. Sections 46a-56, as amended by Section 5 of Public Act 89-253, 46a-68e and 46a-68f; (5) the contractor agrees to provide the commission on human rights and opportunities with such information requested by the commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the contractor as relate to the provisions of this section and section 46a-56. If the contract is a public works contract, the contractor agrees and warrants that he will make good faith efforts to employ minority business enterprises as subcontractors and suppliers of materials on such public works project.

     (b) For the purposes of this section, “minority business enterprise” means any small contractor or supplier of materials fifty-one per cent or more of the capital stock, if any, or assets of which is owned by a person or persons: (1) who are active in the daily affairs of the enterprise, (2) who have the power to direct the management and policies of the enterprise and (3) who are members of a minority, as such term is defined in subsection (a) of Conn. Gen. Stat. Section 32-9n; and “good faith” means that degree of diligence which a reasonable person would exercise in the performance of legal duties and obligations. “Good faith efforts” shall include, but not be limited to, those reasonable initial efforts necessary to comply with statutory or regulatory requirements and additional or substituted efforts when it is determined that such initial efforts will not be sufficient to comply with such requirements.

     For purposes of this Section, “Commission” means the Commission on Human Rights and Opportunities.

     For purposes of this section, “Public works contract” means any agreement between any individual, firm or corporation and the state or any political subdivision of the state other than a municipality for construction, rehabilitation, conversion, extension, demolition or repair of a public building, highway or other changes or improvements in real property, or which is financed in whole or in part by the state, including, but not limited to, matching expenditures, grants, loans, insurance or guarantees.

     (c) Determination of the contractor’s good faith efforts shall include but shall not be limited to the following factors: The contractor’s employment and subcontracting policies, patterns and practices; affirmative advertising, recruitment and training; technical assistance activities and such other reasonable activities or efforts as the commission may prescribe that are designed to ensure the participation of minority business enterprises in public works projects.

     (d) The contractor shall develop and maintain adequate documentation, in a manner prescribed by the commission, of its good faith efforts.

     (e) The contractor shall include the provisions of subsection (a) of this section in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the State and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the Commission. The contractor shall take such action with respect to any such subcontract or purchase order as the Commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with Conn. Gen. Stat. Section 46a-56; provided, if such contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Commission, the contractor may request the state of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the state and the state may so enter.

     (f) Every contract to which the State or any political subdivision of the state other than a municipality is a party shall contain the following provisions: (1) The contractor agrees and warrants that in the performance of the contract such contractor will not discriminate or permit discrimination against any person or group of persons on the grounds of sexual orientation, in any manner prohibited by the laws of the United States or of the state of Connecticut, and that employees are treated when employed without regard to their sexual orientation; (2) the contractor agrees to provide each labor union or representative of workers with which such contractor has a collective bargaining agreement or other contract or understanding and each vendor with which such contractor has a contract or understanding, a notice to be provided by the commission on human rights and opportunities advising the labor union or workers’ representative of the contractor’s commitments under this section, and to post copies of the notice in conspicuous places available to employees and applicants for employment; (3) the contractor agrees to comply with each provision of this section and with each regulation or relevant order issued by the Commission pursuant to Section 46a-56 of the general statutes; (4) the contractor agrees to provide the commission on human rights and opportunities with such information requested by the commission, and permit access to pertinent books, records and accounts, concerning the employment practices and procedures of the contractor which relate to the provisions of this section and section 46a-56 of the general statutes.

     (g) The contractor shall include the provisions of section (f) in every subcontract or purchase order entered into in order to fulfill any obligation of a contract with the state and such provisions shall be binding on a subcontractor, vendor or manufacturer unless exempted by regulations or orders of the commission. The contractor shall take such action with respect to any such subcontract or purchase order as the commission may direct as a means of enforcing such provisions including sanctions for noncompliance in accordance with section 46a-56 of the general statutes; provided, if such contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the commission, the contractor may request the state of Connecticut to enter into any such litigation or negotiation prior thereto to protect the interests of the state and the state may so enter.

     The contractor agrees to comply with the regulations referred to in sections 4a-60 and 4a-60a of the Connecticut General Statutes as they exist on the date of this contract and as they may be adopted or amended from time to time during the term of this contract and any amendments thereto.

     Section 7.9. Executive Orders of the Governor. This contract is subject to the provisions of Executive Order No. Three of Governor Thomas J. Meskill, promulgated June 16, 1971 and, as such, this contract may be canceled, terminated or suspended by the State Labor Commissioner for violation of or noncompliance with said Executive Order No. Three or any State or federal law concerning nondiscrimination, notwithstanding that the Labor Commissioner is not a party to this contract. The parties of this contract, as part of the consideration hereof, agree that said Executive Order No. Three is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the State Labor Commissioner shall have continuing jurisdiction in respect to contract performance in regard to nondiscrimination, until the contract is completed or terminated prior to completion. The contractor agrees, as part of the consideration hereof, that this contract is subject to the Guidelines and Rules issued by the State Labor Commissioner to implement Executive Order No. Three, and that it will not discriminate in its employment practices or policies, will file reports as required and will fully cooperate with the State and the State Labor Commissioner. This contract is subject to the provisions of Executive Order No. Seventeen of Governor Thomas J. Meskill promulgated February 15, 1973, and, as such, this contract may be canceled, terminated, or suspended by the contracting agency or the State Labor Commissioner for violation of or noncompliance with said Executive Order No. Seventeen, notwithstanding that the Labor Commissioner is not a party to this contract. The parties to this contract, as part of the consideration hereof, agree that Executive Order No. Seventeen is incorporated herein by reference and made a part hereof. The parties agree to abide by said Executive Order and agree that the contracting agency and the State Labor Commissioner shall have joint and several continuing jurisdiction in respect to contract performance in regard to listing all employment openings with the Connecticut State Employment Service. This contract is subject to the provisions of Executive Order No. Sixteen of Governor John G. Rowland promulgated August 4, 1999, and, as such, this contract may be canceled, terminated or suspended by the State for violation of or noncompliance with said Executive Order No. Sixteen. The parties to this contract, as part of the consideration hereof, agree that Executive Order No. Sixteen is incorporated herein by reference and made a part hereof and agree that a requirement for compliance with Executive Order No. Sixteen shall be included in any subcontracts or other compliance that may result from the contract.

     Section 7.10. Indemnification. To the extent permitted by law, the Recipient agrees to indemnify and hold the State, its officials, agents and employees harmless from and against any and all claims, suits, actions, costs, demands and damages resulting from the performance or non-performance by the Recipient or any of its officers, agents, or employees, of the Recipient’s obligations under this Agreement, as it may be amended or supplemented from time to time. It is further understood that such indemnity shall not be limited by any insurance coverage herein required.

     Section 7.11. Continuing Disclosure; Official Statement. The Recipient shall provide or cause to be provided to the State and/or directly to information repositories such annual financial information, operating data regarding the Project, audited financial statements and any other financial information as may be required by the State, in its sole judgment, to comply with the Rule in connection with the issuance of Bonds. The obligation of the Recipient pursuant to this Section 7.11 shall include the execution of a Continuing Disclosure Agreement and/or other certifications related hereto, in each case when requested by the State based on applicable requirements and materiality standards under the Rule.

     Further, the Recipient agrees to provide to the State such information with respect to the Recipient as may be requested by the State for inclusion in an appendix to the State’s official statement or other offering documents relating to the offering and sale of Bonds.

     Section 7.12. Financial Covenants. The Recipient agrees to comply with the following financial covenants set forth in Exhibit X, attached hereto and made a part hereof, for the term of the Project Loan, unless otherwise agreed by the State, to the extent that the Recipient is capable of so complying under any applicable regulations or DPUC orders.

     Section 7.13. Reports. The Recipient shall deliver to the State:

     (a) audited annual financial statements of the Recipient, together with the auditor’s report thereon, within 120 days after the end of each fiscal year of the Recipient (or within such other period as may be agreed to by the State);

     (b) unaudited quarterly financial statements of the Recipient, within 60 days after the end of each fiscal quarter of the Recipient (or within such other period as may be agreed to by the State); and

     (c) together with the financial statements required by subsections (a) and (b) of this Section 7.13, an officer’s certificate evidencing compliance with the Financial Covenants referred to in Section 7.12 hereof and stating to the effect that no Event of Default specified in Section 9.1 hereof, and no event which with the lapse of time or the giving of notice or both would become an Event of Default, has occurred or is then continuing.

     (d) copies of any material notice or other material communication received by the Recipient from any third party in connection with any outstanding senior indebtedness of the Recipient, promptly after such notice or other communication is received by the Recipient.

Section VIII. Agreements Of The State

     Section 8.1. Audit and Project Loan. Upon receipt of the Audit and statement provided for in Section 7.6, the State will review such Audit and statement and within 60 days notify the Recipient in writing of the following: (a) the amount of Eligible Project Costs expended for the Project, including any adjustments to the amount of Eligible Project Costs, if applicable, the amount of the Project Loan disbursed to the Recipient, and the amount by which the Project Loan disbursed exceeds or is less than the amount of the Project Loan which the Recipient was entitled to receive under this Agreement for Eligible Project Costs; (b) the amount of the projected Project Loan Obligation, as provided in Subsection 7.6(b); and (c) the amount of estimated Eligible Project Costs to be incurred upon payment of all estimated Project costs, including any adjustments to the amount of Eligible Project Costs, if applicable, and the amount by which the Project Loan exceeds or is less than the amount of such estimated Eligible Project Costs. If such Audit demonstrates that the Recipient received disbursements of the Project Loan in excess of what it was entitled to receive pursuant to this Agreement, the Recipient shall repay the State such excess amounts pursuant to Section 4.5 hereof. If the Project Loan received is less than the amount the Recipient was entitled to receive pursuant to this Agreement, the State shall promptly process a request for an Advance of the unpaid portion of the Project Loan but not in excess of the Project Loan. If such Audit and statement demonstrate that the Project Loan is less than the amount of Eligible Project Costs to be incurred upon payment of all estimated Project costs, the State shall as soon as practicable increase the Project Loan pursuant to Section 4.2 hereof.

Section IX. Defaults

Section 9.1. Events of Default. An event of default shall be deemed to exist under this Agreement and the Interim Funding Obligation or Project Loan Obligation upon the occurrence of any of the following events or conditions:

     (a) Default in the payment of the principal of the Interim Funding Obligation or Project Loan Obligation when the same shall be due and payable; or

     (b) Default in the payment of the interest on the Interim Funding Obligation or Project Loan Obligation when the same shall be due and payable; or

     (c) Failure to make payments required by Section 6.9 when the same shall be due or payable;

     (d) The failure to restore amounts required to be on deposit in the Debt Service Reserve Fund within fifteen (15) days of notice from the bank holding the Debt Service Reserve Fund that the amount on deposit in such fund is less than the amount required pursuant to Section 6.9 of this Agreement, or

     (e) The occurrence and continuance of an event of default under the Security Agreement; or

     (f) Failure by the Recipient to observe or perform any covenant contained in Section 7.4 or 7.12 of this Agreement; or

     (g) Failure by the Recipient to observe or perform any other covenant contained in this Agreement and the continuance thereof for a period of thirty (30) days unless the Recipient notifies the State in writing within such thirty (30) day period that for some reason beyond its control it is unable to observe or perform such covenant, in which case no event of default shall occur if the Recipient is proceeding in good faith and with due diligence to correct such failure, or complete the Audit, as the case may be, but shall occur at the time the Recipient fails to so proceed; or

     (h) Any representation or warranty made by the Recipient herein, or any statement, certificate or other data furnished by the Recipient or any of its agents in connection with the Project proves to be incorrect in any material respect as of the making or furnishing thereof and the Recipient fails to correct such failure within thirty (30) days after written notice to the Recipient by the State; or

     (i) The Recipient shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (2) be unable, or admit in writing its inability to pay debts as they mature; (3) file or permit the filing of any petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver of all or any part of its properties; or (4) any action shall be taken by the Recipient for the purposes of effecting any of the foregoing.

     Sections 9.2. Remedies.

     If an Event of Default shall occur and be continuing, then the State:

     (a) may declare by notice to the Recipient that the principal of and interest accrued on any outstanding Interim Funding Obligation and Project Loan Obligation or its responsibility for repayment of the Project Loan, as evidenced by its Project Loan Obligation is immediately due and payable, whereupon the same shall be due and payable automatically without further notice or demand of any kind;

     (b) shall be entitled to exercise any remedy available to it at law or in equity, including, but not limited to, all applicable statutory remedies as may be available under the laws of the State with respect to water companies, such as the ability to order the acquisition of a water company by a suitable public or private entity pursuant to Section 16-262n to 16-262q, inclusive, of the Connecticut General Statutes;

     (c) reserved;

     (d) shall be entitled to exercise all rights and remedies available under the Security Agreement, including foreclosing the lien of the Security Agreement;

     (e) shall have the right to have access to and inspect all books and records of the Recipient;

     (f) shall be entitled to such injunctive relief upon the occurrence and continuance of a breach by the Recipient of any agreement contained in Section 7.3 of this Agreement if an Event of Default has occurred and is continuing, the parties recognizing that such breach shall result in irreparable injury to the State which does not have an adequate remedy at law; and

     (g) shall be entitled to apply all amounts then on deposit in the Debt Service Reserve Fund toward payment of amounts then due and payable with respect to the Project Loan, including amounts then due and payable as a result of any declaration pursuant to Section 9.2(a) hereof.

     No remedy provided in this Agreement or in the Security Agreement is intended to be exclusive of any other remedy or remedies permitted hereby or thereby.

Section X. Miscellaneous

     Section 10.1. Waivers.

     (a) The Recipient hereby waives diligence, presentment, demand, protest and notice of dishonor.

     (b) The State shall not be deemed to have waived any of its rights under this Agreement or the Interim Funding Obligation or Project Loan Obligation or Security Agreement unless such waiver be in writing and signed by the Commissioner of DEP and the Commissioner of DPH on behalf of the State. No delay or omission on the part of the State in exercising any right under this Agreement or the Interim Funding Obligation or Project Loan Obligation or Security Agreement shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any future default. All rights and remedies of the State under this Agreement or the Interim Funding Obligation or Project Loan Obligation or Security Agreement shall be cumulative and may be exercised singularly or concurrently.

     Section 10.2. Notices. Any notice from one party to the other party, in order for such notice to be binding thereon, shall:

     (a) be in writing addressed to:

     (i) when the State is to receive such notice:

Department of Environmental Protection 79 Elm Street Hartford, Connecticut 06106 Attention: Clean Water Fund Administration

and

Department of Public Health 410 Capitol Avenue Hartford, Connecticut 06106 Attention: Drinking Water Division, Drinking Water State Revolving Fund Administrator.

with a copy to:

Office of the Treasurer 55 Elm Street Hartford, Connecticut 06106 Attention: Clean Water Fund Administrator

     (ii) when the Recipient is to receive such notice:

Unionville Water Company 30 Mill Street Unionville, Connecticut 06085 Attn: David C. Benoit, Vice President/CFO and Treasurer

with copies to:

Bond Counsel, Murtha Cullina LLP 185 Asylum Street, CityPlace I Hartford, Connecticut 06103 Attn: Joseph P. Fasi, Esq.

     (b) be delivered in person, by overnight delivery or be mailed United States Postal Service “Certified Mail” to the address recited herein as being the address of the party to receive such notice; and

     (c) contain complete and accurate information in sufficient detail to properly and adequately identify and describe the subject matter thereof.

     The term “notice” as used herein, shall be construed to include but not be limited to any request, demand, authorization, direction, waiver, and/or consent of the party as well as any document(s) provided, permitted, or required for the making or ratification of any change, revision, addition to or deletion from the document, contract, or agreement in which this “notice” specification is contained.

     Any party hereto may designate alternate persons (by name, title and affiliation) to which such notice(s) is (are) to be addressed; and/or alternate locations to which the delivery of such notice(s) is (are) to be made, provided notice of such designation is given as provided herein.

     Section 10.3. Expenses. The Recipient will pay all reasonable expenses of the State arising out of the enforcement of this Agreement, the Interim Funding Obligation, the Project Loan Obligation and the Security Agreement (including without limitation reasonable counsel fees).

     Section 10.4. Connecticut Law. This Agreement and the rights and obligations of the parties hereunder and under the Interim Funding Obligation and Project Loan Obligation shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

     Section 10.5. Survival of Representations, Warranties and Covenants. Except as otherwise provided herein, all representations, warranties, covenants and agreements contained in this Agreement and the Interim Funding Obligation and Project Loan Obligation and Security Agreement or made in writing in connection with this Agreement shall survive the execution and delivery of this Agreement and the Interim Funding Obligation and Project Loan Obligation and Security Agreement and shall continue in full force and effect until all amounts payable on account of the Interim Funding Obligation and Project Loan Obligation and Security Agreement and this Agreement shall have been paid in full and this Agreement shall have terminated.

     Section 10.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Recipient, the State and their respective successors or assigns. Except as provided in this Agreement, the rights and obligations of the Recipient shall not be assigned without the prior written consent of the State. Except as provided in this Agreement, the rights and obligations of the State shall not be assigned without the prior written consent of the Recipient, however, such rights and obligations of the State, including the loan made pursuant to this Agreement, and such right to receive any payments under this Agreement, any Interim Funding Obligation and any Project Loan Obligation and the Security Agreement may be assigned by the State without the written consent of such Recipient for the purpose of pledging such amounts or the right to receive such amounts to the bondholders of revenue bonds (including the Bonds) to be issued by the State.

     Section 10.7. Incorporation of Other Documents. The Recipient’s application for a Project Loan filed with the Commissioner of DEP and the Commissioner of DPH in connection with the Project are incorporated herein and made a part hereof as if they were fully set forth herein.

     Section 10.8. Severability. If any provision of this Agreement is declared invalid by a final judgment of a court with competent jurisdiction, the remaining provisions of this Agreement shall continue to bind the parties.

     Section 10.9. Amendment. This Agreement shall not be modified or amended except upon a written instrument executed by both parties hereto.

AGREEMENT NO. DWSRF 200103-C
PROJECT LOAN AGREEMENT

     IN WITNESS WHEREOF, the parties hereto have caused this Project Loan Agreement to be duly executed as of the day and year first above written.

STATE OF CONNECTICUT

WITNESSES:

/s/ Jill Kentfield	By	/s/	J. Robert Galvin Date: 2/13/04

J. Robert Galvin, M.D., M.P.H.
COMMISSIONER
/s/ Nancy Nicolescu			PUBLIC HEALTH

STATE OF CONNECTICUT

WITNESSES:

/s/ Carmen Colon	By	/s/	Arthur J. Rocque, Jr. Date: 4/19/04

Arthur J. Rocque, Jr.
COMMISSIONER
/s/ Christine Kaiser			ENVIRONMENTAL PROTECTION

UNIONVILLE WATER
WITNESSES:		COMPANY

/s/ Patricia Rodgers	By	/s/	David C. Benoit Date: 1/28/04

David C. Benoit
VICE PRESIDENT,
/s/ Juliana Duran			CHIEF FINANCIAL OFFICER AND TREASURER

APPROVED AS TO FORM AND LEGALITY

Associate Attorney General

By:	/s/ William B. Gundling	Date:5/27/04